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                                                                    Exhibit 99.5

                                                  October __, 2004



                            EXCHANGE AGENT AGREEMENT




Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890


Ladies and Gentlemen:

         American Casino & Entertainment Properties LLC ("ACEP") and American Casino & Entertainment Properties Finance Corp. ("ACEP Finance", and together with ACEP, the "Company"), proposes to make an offer (the "Exchange Offer") to exchange its $215,000,000 principal amount of 7.85% Senior Secured Notes due 2012 (the "New Notes") for a like principal amount of its outstanding 7.85% Senior Secured Notes due 2012 (the "Old Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus dated ____________, 2004 (the "Prospectus"), included in the Company's registration statement on Form S-4 (File No. 333-118149) as amended (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC"), and proposed to be distributed to all record holders of the Old Notes. The Old Notes and the New Notes are collectively referred to in this Exchange Agent Agreement (this "Agreement") as the "Notes" or the "Securities." Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Prospectus or the accompanying letter of transmittal (the "Letter of Transmittal").

         The Company hereby appoints Wilmington Trust Company, a corporation organized and existing under the laws of the State of Delaware, to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Wilmington Trust Company.

         The Exchange Offer is expected to be commenced by the Company on or about _________, 2004. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Notes to tender into the Exchange Offer, and contains instructions with respect to the delivery of Old Notes tendered. The Exchange Agent's obligations with respect to receipt and inspection of the Letter of Transmittal in connection with the Exchange Offer shall be satisfied for all purposes hereof by (1) inspection of the electronic message transmitted to the Exchange Agent by Exchange Offer participants in accordance with the Automated Tender Offer


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Program ("ATOP") of the Depository Trust Company ("DTC"), and by otherwise observing and complying with all procedures established by DTC in connection with ATOP, to the extent that ATOP is utilized by Exchange Offer participants, or (2) by inspection of the Letter of Transmittal by each respective holder of Old Notes.

         The Exchange Offer shall expire at 5:00 p.m., New York City time, on ________, 2004, or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you at any time before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date, and in such case the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire.

         The Company expressly reserves the right, in its sole discretion, to delay, amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, in among other cases upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the captions "The Exchange Offer -- Conditions" and "The Exchange Offer -- Expiration Date; Extensions; Amendments". The Company will give to you as promptly as practicable oral (confirmed in writing) or written notice of any delay, amendment, termination or non-acceptance.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth herein or in the section of the Prospectus captioned the "The Exchange Offer", in the Letter of Transmittal accompanying the Prospectus and such duties which are necessarily incidental thereto.

         2. You will establish a book-entry account with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

         3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmation of book-entry transfers into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal, certificates and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and in the Prospectus and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, and (ii) the Old Notes have otherwise been properly


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tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

         4. With the approval of the President or Chief Financial Officer of the Company (such approval, if given orally, promptly to be confirmed in writing) or any other party designated by such officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer. You are not otherwise authorized to waive any such irregularities.

         5. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering" and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

                  Notwithstanding the provisions of this paragraph 5, Old Notes which the President or Chief Financial Officer of the Company or any other party designated by any such officer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

         6. You shall promptly advise the Company with respect to any Old Notes delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

         7.      You shall accept tenders:

                 (a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

                 (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                 (c) from persons other than the registered holder of Old Notes provided that customary transfer requirements, including any payment of applicable transfer taxes, are fulfilled.

                 You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer. A new certificate for the remainder of the


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principal amount of the Old Notes will be sent to the holders of Old Notes unless otherwise indicated by partial tendering holders of Old Notes.

         8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer , the Company will notify you (such notice if given orally, promptly to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be cancelled. Delivery of New Notes, will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the Old Notes tendered, and, in the case of Old Notes tendered, promptly after notice (such notice if given orally, promptly to be confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and an Agent's Message (as defined in the Prospectus in the section captioned "The Exchange Offer -- Book Entry Transfer") with any required signature guarantees and any other required document. You shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

         9. Tenders pursuant to the Exchange Offer are irrevocable after the Expiration Date. Subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

         10. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Prospectus are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (such notices if given orally, promptly shall be confirmed in writing) by the President or Chief Financial Officer of the Company to you.

         11. If, pursuant to the Prospectus, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).

         12. All certificates for reissued Old Notes, unaccepted Old Notes or New Notes (other than those effected by book-entry transfer), shall be forwarded by (a) first-class mail, postage pre-paid under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.


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         13.     You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any persons to solicit tenders.

         14.     As Exchange Agent hereunder you:

                 (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Old Notes deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Prospectus;

                 (b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

                 (c) shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any instructions, whether written or oral, delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                 (d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

                 (e) may rely on and shall be protected in acting upon written notice or oral instructions from the President or Chief Financial Officer of the Company or any other party designated in writing by any such officer of the Company;

                 (f) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of Old Notes or as to the market value, decline or appreciation in market value of any Old Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the New Notes;

                 (g) may consult with counsel with respect to any questions relating to your duties and responsibilities, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon; and


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                 (h)   shall act solely as agent of the Company and shall not
assume any obligation, or relationship of agency or trust for or, with any of the owners or holders of the Old Notes.

         15. You shall send to all holders of Old Notes a copy of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined in the Prospectus) and such other documents (collectively, the "Exchange Offer Documents") as may be furnished by the Company to commence the Exchange Offer and take such other action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Exchange Offer Documents or such other forms as may be approved from time to time by the Company, to all holders of Old Notes and to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Chief Financial Officer, at the Company's offices at 2000 Las Vegas Boulevard South, Las Vegas, NV 89104, telephone number: (702) 383-5242.

         16. You shall advise by facsimile transmission, email or by telephone, and promptly thereafter confirm in writing to the Chief Financial Officer of the Company with copies to the Company's counsel, and such other person or persons as the Company may request in writing, daily, and more frequently during the week immediately preceding the Expiration Date and if otherwise requested, up to and including the Expiration Date, as to the aggregate principal amount of Old Notes which have been tendered pursuant to the Prospectus and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company requests in writing from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and the identity of any participating broker-dealers and the aggregate principal amount of New Notes delivered to each, and deliver said list to the Company.

         17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time of receipt thereof shall be preserved by you for a period of time at least equal to the period of time you customarily preserve other records pertaining to the transfer of securities, or one year, whichever is longer,


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and thereafter shall be delivered by you to the Company. You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your customary procedures.

         18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

         19. For services rendered as Exchange Agent hereunder you shall be entitled to such compensation and reimbursement of out-of-pocket expenses as agreed in the attached Schedule A.

         20. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal (Exhibit A), the Notice of Guaranteed Delivery (Exhibit B)and the other Exchange Offer Documents (Exhibits C and D) attached hereto and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus, the Letter of Transmittal and such other forms (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Prospectus, the Letter of Transmittal and such other Exchange Offer Documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

         21. The Company agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith. The Company's obligations under this paragraph 21 shall survive the termination of this Agreement and the discharge of your obligation hereunder and any other termination of this Agreement under any federal or state bankruptcy law.

         22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required, in certain instances, to deduct an amount (computed using the rate applicable by law) with respect to interest paid on the New Notes and proceeds from the sale, exchange, redemption or retirement of the New Notes from holders who have not supplied their correct Taxpayer Identification Numbers or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.


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         23.     You shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Old Notes and shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

         24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Old Notes or New Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

         28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, as its address or telecopy number set forth below:

                If to the Company:

                        American Casino & Entertainment Properties LLC
                        American Casino & Entertainment Properties Finance Corp. 2000 Las Vegas Boulevard South
                        Las Vegas, NV 89104
                        Facsimile:       (702) 380-4738


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                        Attention:       Chief Financial Officer

                With copies to:

                        Piper Rudnick LLP
                        1251 Avenue of the Americas
                        New York, NY 10020
                        Facsimile:       (212) 835-6001
                        Attention:       Steven L. Wasserman, Esq.

                If to the Exchange Agent:

                        Wilmington Trust Company
                        Rodney Square North
                        1100 North Market Street
                        Wilmington, Delaware 19890
                        Facsimile:       (302) 636-4145
                        Attention:       Corporate Trust Operations

         29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 18, 19, 21, 22, 24 and 28 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for notes, funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

         30. This Agreement shall be binding and effective as of the date hereof.


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Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                               AMERICAN CASINO & ENTERTAINMENT
                                               PROPERTIES LLC



                                               By:______________________________
                                                  Name:   Denise Barton
                                                  Title: Chief Financial Officer


                                               AMERICAN CASINO & ENTERTAINMENT
                                               PROPERTIES FINANCE CORP.



                                               By:______________________________
                                                  Name:   Denise Barton
                                                  Title: Chief Financial Officer


Accepted as the date
first above written:

WILMINGTON TRUST COMPANY,
as exchange agent


By:_________________________
  Name:
  Title:


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